Exhibit 99.1

American Eagle Outfitters Reports Record Fourth Quarter and Fiscal Year Sales

3.8.18

Comp Sales Rise 8% in Fourth Quarter and 4% in Fiscal Year

Strong Start to Spring Season

Raises Quarterly Dividend 10%

PITTSBURGH — (BUSINESS WIRE) — American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS for the 14 weeks ended February 3, 2018 of $0.52, compared to $0.30 for the 13 weeks ended January 28, 2017. For the same periods, adjusted EPS was $0.44, which excludes $0.08 of tax benefit discussed below. This compares to adjusted EPS of $0.39 last year, which excluded $0.09 of charges. Adjusted EPS for the quarter increased 13% compared to last year.

For the 53 weeks ended February 3, 2018, the company reported EPS of $1.13, compared to $1.16 for the 52 weeks ended January 28, 2017. For the same periods, adjusted EPS of $1.16 excludes $0.08 of tax benefit discussed below, and $0.11 of restructuring and related charges. This compares to adjusted EPS of $1.25 last year, which excluded $0.09 of charges. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, AEO’s Chief Executive Officer, commented, “I’m pleased that we ended 2017 with a strong quarter, achieving record sales and an EPS increase over last year. In the fourth quarter we saw an acceleration in sales, continued sequential margin improvement and EPS growth that was on the high end of our guidance. The digital business continued its exceptional growth, rising over 20% in the quarter, and we were encouraged with improved brick and mortar trends, delivering positive sales comps in both American Eagle and Aerie stores.”

“Looking ahead to 2018, our brands are well-positioned for growth. American Eagle is a true leader in specialty apparel, with one of the strongest jeans brands in the market, and Aerie is one of the fastest growing lifestyle brands. We started the spring season with positive momentum, positioning us well for strong results in 2018. The dividend increase we announced today reflects confidence in our business, strong free cash flow and our continued commitment to delivering returns to shareholders,” Schottenstein continued.

Adjusted amounts are based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

Fourth Quarter 2017 Results

•	Total net revenue for the 14 weeks increased 12% to $1.23 billion compared to $1.10 billion for the 13 week period last year. The 53rd week provided an additional $43 million of sales.

•	Consolidated comparable sales for the 14 weeks increased 8% over the comparable 14 week period last year.

•	Gross profit increased to $425 million from $389 million. The gross margin rate decreased 80 basis points to 34.6% of revenue compared to 35.4% last year. The reduction in margin rate reflects higher promotional activity. Additionally, increased shipping costs and higher compensation were offset by rent leverage.

•	Selling, general and administrative expense of $264 million leveraged 60 basis points to 21.5% as a rate to revenue. Increased store salaries, due to a strong holiday season and the extra week, and higher incentive compensation drove the dollar increase from $242 million last year.

•	Operating income of $116 million includes $2 million of restructuring charges. Adjusted operating income increased 10% to $118 million from $107 million last year, deleveraging 20 basis points to 9.6% as a rate to revenue.

•	Adjusted EPS of $0.44 increased 13% compared to adjusted EPS of $0.39 last year.

Fiscal Year 2017 Results

•	Total net revenue for the 53 weeks increased 5% to $3.80 billion compared to $3.61 billion for the 52 week period last year.

•	Consolidated comparable sales for the 53 weeks increased 4% over the comparable 53 week period last year.

•	Gross profit was up slightly to $1.37 billion, or 36.1% as a rate to revenue. Excluding $2 million of restructuring charges, adjusted gross profit as a rate to revenue was 36.2% and deleveraged 170 basis points to last year. The reduction in margin rate was primarily due to higher promotional activity. Additionally, increased delivery to support a strong digital business was offset by rent leverage.

•	Selling, general and administrative expense of $880 million leveraged 60 basis points to 23.2% as a rate to revenue. Increased salaries and advertising expense drove the dollar increase from $858 million last year.

•	Depreciation expense increased 7% to $167 million compared $157 million last year.

•	Operating income of $303 million includes $22 million of restructuring and related charges. Adjusted operating income decreased 8% to $325 million from $353 million last year, deleveraging 120 basis points to 8.6%.

•	Adjusted EPS of $1.16 decreased 7% compared to adjusted EPS of $1.25 last year.

Income Taxes

As a result of U.S. tax legislation enacted on December 22, 2017 referred to as the Tax Cuts and Jobs Act, the company realized $0.08 per share of tax benefit, which is excluded from adjusted earnings. Specifically, these items relate to:

•	Benefit from a lower blended U.S. corporate tax rate in fiscal 2017.

•	Net benefit from the re-measurement of deferred tax balances and the one-time transition tax on un-repatriated earnings of foreign subsidiaries.

•	Benefit from the acceleration of certain deductions into fiscal 2017.

Restructuring and Related Charges

In the fiscal year, the company incurred restructuring and related charges totaling $30 million, or approximately $0.11 per share. This consisted primarily of charges related to the closure or conversion of international owned and operated stores to licensed partnerships, home office restructuring activities and charges related to the planned exit of a joint business venture.

Inventory

Total ending inventories at cost increased 11% to $398 million, reflecting investments in bottoms, women’s tops and Aerie apparel to support strong sales trends.

Capital Expenditures

In 2017, capital expenditures totaled $169 million. For fiscal 2018, the company expects capital expenditures to be in the range of $180 million to $190 million, with more than half related to store remodeling projects and new openings, and the balance to support the digital business, omni-channel tools and general corporate maintenance.

Quarterly Dividend Increase, Shareholder Returns, and Cash

As a result of our strong cash position, positive free cash flow, and the benefits associated with U.S. tax legislation, we are raising the quarterly dividend 10%, to $0.1375 per share. This marks the company’s 55th consecutive quarterly dividend. The $0.1375 dividend was declared on March 7, 2018 and is payable on April 27, 2018 to stockholders of record at the close of business on April 13, 2018.

During 2017, the company returned $176 million to shareholders through cash dividends and share repurchases. We paid dividends of $89 million and repurchased six million shares for $88 million. The company ended the year with total cash of $414 million, an increase of $35 million compared to the end of 2016.

Store Information

We ended the year with a total of 1,047 stores. During the year, the company opened 15 AE stores and closed 25, ending the year with 933 AE stores, which included 116 Aerie side-by-side locations. Additionally, the company opened 15 Aerie stand alone stores and closed 8, ending the year with 109 Aerie stand alone stores. Internationally, the company ended the year with 214 licensed stores. For additional store information, see the accompanying table.

First Quarter Outlook

Based on an anticipated comparable sales increase in the mid-single digits, management expects first quarter 2018 EPS to be approximately $0.20 to $0.22. This guidance excludes potential asset impairment and restructuring charges. Last year’s first quarter reported EPS of $0.14 included approximately $0.02 per share of restructuring and related charges. Excluding these items, last year’s first quarter adjusted EPS was $0.16. See the accompanying table for the GAAP to Non-GAAP reconciliation.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.ae.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including Fiscal 2018 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for Fiscal 2018 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)
	February 3,	January 28,
	2018	2017
ASSETS
Cash and cash equivalents	$413,613	$378,613
Merchandise inventory	398,213	358,446
Accounts receivable, net	78,304	86,634
Prepaid expenses and other	78,400	77,536

Total current assets	968,530	901,229

Property and equipment, net	724,239	707,797
Intangible assets, net	46,666	49,373
Goodwill	15,070	14,887
Non-current deferred income taxes	9,344	49,250
Other assets	52,464	60,124

Total Assets	$1,816,313	$1,782,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$236,703	$246,204
Accrued compensation and payroll taxes	54,324	54,184
Accrued rent	83,312	78,619
Accrued income and other taxes	12,781	12,220
Unredeemed gift cards and gift certificates	52,347	52,966
Current portion of deferred lease credits	11,203	12,780
Other current liabilities and accrued expenses	34,551	36,810

Total current liabilities	485,221	493,783

Deferred lease credits	47,977	45,114
Non-current accrued income taxes	7,269	4,537
Other non-current liabilities	29,055	34,657

Total non-current liabilities	84,301	84,308

Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	593,770	603,890
Accumulated other comprehensive loss	(30,795)	(36,462)
Retained earnings	1,883,592	1,775,775
Treasury stock	(1,202,272)	(1,141,130)

Total stockholders’ equity	1,246,791	1,204,569

Total Liabilities and Stockholders’ Equity	$1,816,313	$1,782,660

Current Ratio	2.00	1.83

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)
	GAAP Basis
	14 Weeks Ended		13 Weeks Ended
	February 3, 2018	% of Revenue	January 28, 2017	% of Revenue
Total net revenue	$1,228,723	100.0%	$1,097,246	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	803,603	65.4%	708,744	64.6%

Gross profit	425,120	34.6%	388,502	35.4%
Selling, general and administrative expenses	263,843	21.5%	242,059	22.1%
Impairment and restructuring charges	1,723	0.1%	21,166	1.9%
Depreciation and amortization	43,543	3.6%	39,403	3.6%

Operating income	116,011	9.4%	85,874	7.8%
Other income, net	3,959	0.3%	1,382	0.1%

Income before income taxes	119,970	9.7%	87,256	7.9%
Provision for income taxes	26,013	2.1%	32,634	2.9%

Net income	$93,957	7.6%	$54,622	5.0%

Net income per basic share	$0.53		$0.30
Net income per diluted share	$0.52		$0.30

Weighted average common shares outstanding - basic	177,492		182,055
Weighted average common shares outstanding - diluted	180,189		185,054

	GAAP Basis
	53 Weeks Ended		52 Weeks Ended
	February 3, 2018	% of Revenue	January 28, 2017	% of Revenue

Total net revenue	$3,795,549	100.0%	$3,609,865	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	2,425,044	63.9%	2,242,938	62.1%

Gross profit	1,370,505	36.1%	1,366,927	37.9%
Selling, general and administrative expenses	879,685	23.2%	857,562	23.8%
Impairment and restructuring charges	20,611	0.5%	21,166	0.6%
Depreciation and amortization	167,421	4.4%	156,723	4.3%

Operating income	302,788	8.0%	331,476	9.2%
Other (expense) income, net	(15,615)	-0.4%	3,786	0.1%

Income before income taxes	287,173	7.6%	335,262	9.3%
Provision for income taxes	83,010	2.2%	122,813	3.4%

Net income	$204,163	5.4%	$212,449	5.9%

Net income per basic share	$1.15		$1.17
Net income per diluted share	$1.13		$1.16

Weighted average common shares outstanding - basic	177,938		181,429
Weighted average common shares outstanding - diluted	180,156		183,835

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	14 Weeks Ended February 3, 2018
	Operating income	Other income	Net income	Diluted income per common share
GAAP Basis	$116,011	$3,959	$93,957	$0.52
% of Revenue	9.4%	0.3%	7.6%

Add: Restructuring Charges(1):	1,723	—	1,073	0.00
Less: Joint Business Venture Charges(2):	—	(1,347)	(839)	(0.00)
Less: U.S. Tax Reform Impact (3):	—	—	(14,948)	(0.08)

	1,723	(1,347)	(14,714)	(0.08)

Non-GAAP Basis	$117,734	$2,612	$79,243	$0.44
% of Revenue	9.6%	0.2%	6.4%

(1) - $1.7 million pre-tax charges, for corporate and international restructuring.

(2) - $1.3 million pre-tax benefit related to the exit of a joint business venture, recorded within Other income, net.

(3) - $14.9 million of after-tax benefit resulting from the estimated impact of U.S. tax legislation enacted on December 22, 2017, referred to as the Tax Cuts and Jobs Act and related actions, specifically:

•	The benefit of a lower blended U.S. corporate tax rate in fiscal 2017

•	The net benefit from the re-measurement of deferred tax balances and the one-time transition tax on un-repatriated earnings of foreign subsidiaries

•	The acceleration of certain deductions into fiscal 2017

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	53 Weeks Ended February 3, 2018
	Gross profit	Operating income	Other (expense) income	Net income	Diluted income per common share
GAAP Basis	$1,370,505	$302,788	$(15,615)	$204,163	$1.13
% of Revenue	36.1%	8.0%	-0.4%	5.4%

Add: Restructuring Charges(1):	1,669	22,280	—	14,034	0.08
Add: Joint Business Venture Charges(2):	—	—	7,964	5,031	0.03
Less: U.S. Tax Reform Impact (3):	—	—	—	(14,948)	(0.08)

	1,669	22,280	7,964	4,117	0.03

Non-GAAP Basis	$1,372,174	$325,068	$(7,651)	$208,280	$1.16
% of Revenue	36.2%	8.6%	-0.2%	5.5%

(1) - $22.3 million pre-tax restructuring charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7M), recorded as a reduction of Gross Profit

•	Lease buyouts, store closure charges and severance and related charges ($20.6M), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2) - $8.0 million of net pre-tax charges related to the exit of a joint business venture, recorded within Other (expense) income, net.

(3) - $14.9 million of after-tax benefit resulting from the estimated impact of U.S. tax legislation enacted on December 22, 2017, referred to as the Tax Cuts and Jobs Act and related actions, specifically:

•	The benefit of a lower blended U.S. corporate tax rate in fiscal 2017

•	The net benefit from the re-measurement of deferred tax balances and the one-time transition tax on un-repatriated earnings of foreign subsidiaries

•	The acceleration of certain deductions into fiscal 2017

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended January 28, 2017
	Operating income	Net income	Diluted income per common share
GAAP Basis	$85,874	$54,622	$0.30
% of Revenue	7.8%	5.0%

Add: Asset Impairment and Restructuring
Charges(1):	21,166	13,991	0.07
Tax (2):	—	3,088	0.02

Non-GAAP Basis	$107,040	$71,701	$0.39
% of Revenue	9.8%	6.5%

(1) - $21.2 million pre-tax asset impairments and restructuring charges relating to our wholly-owned businesses in the United Kingdom and Asia.

(2) - GAAP tax rate included impact of valuation allowances on asset impairment and restructuring charges. Excluding the impact of those items resulted in a 33.9% tax rate for the quarter.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	52 Weeks Ended January 28, 2017
	Operating income	Net income	Diluted income per common share
GAAP Basis	$331,476	$212,449	$1.16
% of Revenue	9.2%	5.9%

Add: Asset Impairment and Restructuring Charges(1):	21,166	13,631	0.07
Tax (2):	—	3,447	0.02

Non-GAAP Basis	$352,642	$229,527	$1.25
% of Revenue	9.8%	6.4%

(1) - $21.2 million pre-tax asset impairments and restructuring charges relating to our wholly-owned businesses in the United Kingdom and Asia.

(2) - GAAP tax rate included impact of valuation allowances on asset impairment and restructuring charges. Excluding the impact of those items resulted in a 35.6% tax rate for the year.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

13 Weeks Ended April 29, 2017
Diluted income per common share
GAAP Basis	$0.14

Add:Restructuring Charges(1):	0.02

Non-GAAP Basis	$0.16

(1) - $5.4 million pre-tax restructuring charges for severance and related charges, which includes corporate overhead reductions and charges for the United Kingdom, Hong Kong, and China.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Fourth Quarter Comparable Sales
	2017	2016
American Eagle Outfitters, Inc. (1)	8%	0.4%

AE Total Brand (1)	5%	-1%
aerie Total Brand (1)	34%	17%

	Fiscal Year Comparable Sales
	2017	2016
American Eagle Outfitters, Inc. (1)	4%	3%

AE Total Brand (1)	2%	1%
aerie Total Brand (1)	27%	23%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Fourth Quarter 2017	Fiscal Year 2017	Fiscal 2018 Guidance
Consolidated stores at beginning of period	1,058	1,050	1,047
Consolidated stores opened during the period
AE Brand	2	15	15 - 20
aerie	3	15	10 - 15
Tailgate Clothing Co.	—	—	1
Todd Snyder	—	1	1
Consolidated stores closed during the period
AE Brand	(12)	(25)	(10) - (15)
aerie	(4)	(8)	(5) - (10)
Todd Snyder	—	(1)	—

Total consolidated stores at end of period	1,047	1,047	1,049 - 1,069

Stores remodeled and refurbished during the period	5	48	60-70
Total gross square footage at end of period (in ‘000)	6,580	6,580	Not Provided

International license locations at end of period (1)	214	214	261

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.